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                                                                     Exhibit 2.2

                                 AMENDMENT NO. 1
                                       TO
                            ASSET PURCHASE AGREEMENT

        This AMENDMENT NO. 1 (the "Amendment") TO ASSET PURCHASE AGREEMENT, as defined hereinbelow, entered into as of this first day of June, 2001 between GREENHOUSE DAY SPA GROUP, INC. (formerly known as Steiner Spas USA, Inc.) (the "Buyer"), and the SELLER PARTIES, as defined hereinbelow.

        WHEREAS, as of April 30, 2001 STEINER SPAS USA, INC., a Florida corporation, whose name was changed to GREENHOUSE DAY SPA GROUP, INC., and BIRMINGHAM DAY SPA, LLC, a Pennsylvania limited liability company ("Birmingham"), 57TH STREET DAY SPA, LLC, a New York limited liability company ("57th Street"), GH DAY SPAS, INC., a Pennsylvania corporation and the holder of all of the Capital Stock of 57th Street ("GHDS" and together with Birmingham and 57th Street, the "Spa Sellers", and individually, a "Spa Seller"), GH DAY SPA SECOND STREET, LLC, a Pennsylvania limited liability company ("Second Street" and together with the Spa Sellers, the "Operational Sellers", and individually, an "Operational Seller") THE GREENHOUSE SPA, INC., a Pennsylvania corporation ("Greenhouse"and together with the Operational Sellers, the "Sellers", and individually, a "Seller"), TGH, LLC, a Pennsylvania limited liability company ("TGH") and the holder of all of the Capital Stock of Greenhouse, THE STUART MICHAEL KATZOFF TRUST u/d/t dated October 9th, 1990, an irrevocable trust declared under the laws of the State of Pennsylvania (the "Trust") and the holder of all of the Capital Stock of GHDS, Birmingham and Second Street (each of the Trust, GHDS and TGH are sometimes referred to herein, individually, and as the "Shareholders" and, individually, a "Shareholder"), GERALD KATZOFF, a resident of the State of Pennsylvania and trustee of the Trust (the "Trustee"), LYDIA KATZOFF, a resident of the State of Pennsylvania, and STUART KATZOFF, a resident of the State of Pennsylvania and the sole beneficiary of the Trust (the "Beneficiary") entered into an asset purchase agreement (the "Asset Purchase Agreement"). The Sellers, the Shareholders, the Trustee, the Beneficiary and Lydia Katzoff are sometimes referred to herein, individually, as "Seller Parties" and, individually, a "Seller Party". Certain other capitalized terms used herein are defined in the Asset Purchase Agreement.

        WHEREAS, the Closing Date under the Asset Purchase Agreement was anticipated to be on or about May 31, 2001;

        WHEREAS, Seller Parties and the Buyer have agreed that the Closing Date be postponed to a date not sooner than July 1, 2001;

        WHEREAS, Seller Parties and the Buyer have agreed that the Closing Date be postponed to a date not later than July 15, 2001.

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:



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        1.     SCOPE OF AMENDMENT. Unless specially set forth in this Amendment to the contrary, the terms and conditions set forth in the Asset Purchase Agreement shall remain as set forth therein.

        2. NAME CHANGE. Wherever the word Buyer or Steiner Spas USA, Inc. or Steiner USA Day Spas, Inc. appears in the Asset Purchase Agreement it shall mean Greenhouse Day Spa Group, Inc., a Florida corporation.

        3. CONSIDERATION. The first sentence of Section 2.1(a) of the Asset Purchase Agreement shall be amended in its entirety as follows:

               The consideration to be paid by Buyer, whether at Closing or after Closing, in exchange for the Purchased Assets and the covenants not to compete set forth in Section 11.1 (the "Consideration") shall be equal to an amount not to exceed Thirty Million Eight Hundred Thousand Dollars and No Cents ($30,800,000.00) payable in cash and Steiner Securities in accordance with Sections 2.1(b), 2.4 and 2.7-2.9 below.

        In addition, the reference, in Section 2.1(b) of the Asset Purchase Agreement, to "Twenty-Four Million Seven Hundred Fifty Thousand Dollars and No Cents ($24,750,000.00)" shall be replaced with "Twenty-Four Million Eight Hundred Thousand Dollars and No Cents ($24,800,000.00)."

        4. CASH ADVANCE. This Section 4 shall supplement the Asset Purchase Agreement as follows:

               a. Upon execution of this Amendment the Buyer shall deliver to Sellers Five Million Dollars ($5,000,000) by wire transfer of immediately available funds, as an advance of the cash portion of the Closing Date Purchase Price (the "Cash Advance"). At Closing the Cash Advance shall be deducted from the cash portion of the Closing Date Purchase Price at Closing in addition to the other amounts to be deducted therefrom at Closing as set forth in Section 2.1(b)(i) of the Asset Purchase Agreement.

               b. Provided that all of the following has occurred: (i) the Conditions to the Obligations of Buyer as set forth in Section 8.1 of the Asset Purchase Agreement have been fulfilled by the Seller Parties, (ii) the Closing has not occurred and been concluded on or before July 15, 2001 (and the failure to close is not attributable to or caused by any Seller Party) and (iii) the Parties cannot mutually agree in writing on an Alternative Closing Date (as defined in Section 6 hereinbelow), the Cash Advance shall become the property of Sellers on July 16, 2001 without any obligation to repay the Cash Advance to the Buyer.

               c. In the event that (i) any of the Seller Parties shall have substantially breached the terms of the Asset Purchase Agreement prior to the Closing and such breach has not been cured prior to the Closing after notice of the breach and a reasonable opportunity to cure (the "Breach")



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or (ii) the Closing shall not have occurred on or before July 15, 2001 (y) due to the failure by any of the Seller Parties to perform and comply with any of its obligations required by the Asset Purchase Agreement to be performed or complied with at or prior to the Closing (where the Buyer has performed and complied with all of its obligations required by the Asset Purchase Agreement to be performed and complied with prior to the Closing) then the Seller Parties shall repay in full to the Buyer the amount of (a) the Cash Advance and the (b) Negative Cash Flow Advance (as defined in Section 10 hereof) within fifteen (15) days following the earlier of the date of the Breach or July 15, 2001 and any failure by the Seller Parties to repay the Cash Advance and the Negative Cash Flow Advance within such 15-day period (i) shall constitute a default under that certain Amended and Restated Loan Agreement, dated as of April 26, 2001, by and among Greenhouse, TGH and Steiner U.S. Holdings and (ii) shall entitle Steiner U.S. Holdings, Inc. to exercise, in respect of the Cash Advance and the Negative Cash Flow Advance, all of the remedies set forth in the Loan Agreement which Seiner U.S. Holdings, Inc. may exercise in an event of default thereunder. With respect to the immediately preceding sentence, the Parties acknowledge and agree that Steiner U.S. Holdings, Inc. shall be a third-party beneficiary of this Amendment.

        5. CLOSING. Section 2.10 of the Asset Purchase Agreement shall be amended in its entirety as follows:

               CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akerman, Senterfitt & Eidson, P.A., Miami, Florida not earlier than July 1, 2001. As soon as practicable after both (i) July 1, 2001 and (ii) the fulfillment of all of the conditions to the Closing as set forth in Article VIII, the Closing shall occur (effective 12:01 a.m. on such date of Closing, the "Closing Date"). The Parties intend that the Closing occur on or about July 2, 2001 but not later than July 15, 2001. However, if all of the conditions to the Closing as set forth in Article VIII have not been fulfilled by July 15, 2001 the parties by mutual agreement, in writing may select another place, time or date following July 15, 2001 for the Closing to occur (the "Alternative Closing Date").

        6. LICENSE AGREEMENT. Section 7.11 shall be amended in its entirety to read as follows:

               7.11 LICENSE AGREEMENT. At the Closing, Greenhouse and the Buyer shall enter into both the Trade Mark Service Mark License Agreement and Assignment of Intellectual Property relating to the Greenhouse Mark in the forms attached as Exhibits 6.11-A and 6.11-B to the Amendment.

        7. PREPARATION OF DOC FORMS. Section 7.13 of the Asset Purchase Agreement shall be amended in its entirety to read as follows:

               7.13 DEPARTMENT OF COMMERCE. Provided the Buyer timely provides the Seller Parties the necessary information regarding the


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               Buyer, the Seller Parties shall cause to be prepared for filing the documentation required by the Department of Commerce as a result of the transactions contemplated hereby (the "DOC Forms").

        8. DELIVERY OF DOC FORMS. Section 8.1(m) of the Asset Purchase Agreement shall be amended in its entirety to read as follows:

               (m) The Seller Parties shall have delivered to the Buyer properly completed and executed DOC Forms in form reasonably acceptable to the Buyer, provided that the Buyer has provided to the Seller Parties the information relating to the Sellers necessary to complete the DOC Forms;

        9. LEGAL FEES. Clause (iv) of Section 2.1(b)(i) of the Asset Purchase Agreement shall be amended in its entirety as follows:

               (iv) the extent to which the legal fees and expenses relating to the TGH Indebtedness referred to in Section 8.1(s) exceed $8,000.

        10. TERMINATION BY BUYER. Section 14.1(b) of the Asset Purchase Agreement shall be amended in its entirety as follows:

               (b) if the Buyer shall have satisfied all of its conditions as specified in Section 8.2, then by Buyer if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by the close of business on July 15, 2001 but only if the failure of the Parties to close the transactions contemplated hereby on the Closing Date solely relates to the failure by any of the Seller Parties to satisfy the conditions specified in Section 8.1;

        11. OPERATIONAL PERIOD. Section 14.1(d) of the Asset Purchase Agreement shall be amended in its entirety as follows:

               (d) (i) if the Seller Parties shall have satisfied all of their respective conditions as specified in Section 8.1, then by Seller Parties if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by the close of business on July 15, 2001 but only if the failure of the Parties to close the transactions contemplated hereby on the Closing Date solely relates to Buyer's failure to satisfy the conditions specified in Section 8.2;

                       (ii) The Buyer agrees to pay to the Sellers at Closing an
               estimate (the "Estimate") of the negative net cash flow of the Business (the "Negative Cash Flow") for the period from June 1,



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               2001 to the earlier to occur of the Closing or July 15, 2001 (the
               "Operational Period"). The Buyer has advanced to the Sellers, as of the date of the Amendment, Three Hundred Fifty Thousand
               Dollars ($350,000) (the "Negative Cash Flow Advance") against the Estimate of the Negative Cash Flow. At or prior to Closing,
               Gerald Katzoff, on behalf of the Seller Parties, shall cause to be delivered to the Buyer a detailed statement of cash flows of the Sellers for the Operational Period (the "Estimated
               Operational Period Financial Statement") which estimate shall be attached as an Exhibit to the Closing Statement. Within sixty
               (60) days after the Closing Date, the Buyer shall prepare and deliver to Gerald Katzoff, on behalf of the Seller Parties, a determination (the "Operational Period Financial Determination") of the actual amount of the Negative Cash Flow (which actual amount is referred to herein as the "Preliminary Negative Cash Flow Amount"), including the basis for such Operational Period Financial Determination set forth in reasonable detail, prepared in accordance with GAAP. If, within thirty (30) days after the date on which the Operational Period Financial Determination is delivered to Gerald Katzoff, he shall not have given written notice to the Buyer setting forth in reasonable detail any objection of the Seller Parties to such Operational Period Financial Determination, then such Operational Period Financial Determination shall be final and binding upon the Parties and the Preliminary Negative Cash Flow Amount shall be deemed the "Final Negative Cash Flow Amount". In the event that Gerald Katzoff, on behalf of the Seller Parties, gives written notice of any objection to such Operational Period Financial Determination within such 30-day period, then the Buyer and Gerald Katzoff, shall use all reasonable efforts to resolve the dispute within thirty (30) business days following the receipt by the Buyer of such written notice from Gerald Katzoff. If the Parties are unable to reach an agreement as to the Final Negative Cash Flow Amount within such 30-day period, the matter shall be submitted to the Settlement Accountant for determination of the Final Negative Cash Flow Amount to be made within 45 days after submission, and the determination of the Settlement Accountant shall be final and binding upon the Buyer and the Seller Parties. The Buyer and the Seller Parties shall contribute equally to all costs (including fees and expenses charged by the Settlement Accountant) in connection with the resolution of any such dispute. If the Final Negative Cash Flow Amount is lower than the Negative Cash Flow paid to the Sellers at Closing then such amount shall be deemed to be Indemnifiable Damages under Article
               X hereof and the Buyer may set off against and recoup from any Cash Holdback Amount the difference between the Final Negative Cash Flow Amount and the Negative Cash Flow paid to the Sellers at


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               Closing or take any other action or exercise any other remedy available to it by appropriate legal proceedings to recover such amount. If the Final Negative Cash Flow Amount is higher than the Negative Cash Flow paid to the Sellers at Closing, then such amount shall be paid by the Buyer to the Sellers within thirty
               (30) days of the determination of the Final Negative Cash Flow Amount. Notwithstanding anything to the contrary set forth above, the calculation of Negative Cash Flow (i) shall not take into account any expenses incurred as a result of an Extraordinary Cause (as hereinafter defined) and (ii) shall take into account any revenue that otherwise would have been generated (as measured by the prior operation(s) of such spa(s)) but for such Extraordinary Cause. "Extraordinary Cause" shall mean any or all of the following: (i) a breach by any of the Seller Parties of the terms of the Asset Purchase Agreement, (ii) an event of Force Majeure that occurs during the Operational Period or (iii) the gross negligence, recklessness or intentional misconduct of any of the Seller Parties during the Operational Period that adversely affects the Business.

                       (iii) From and after the Closing Date, and for the
               purpose of enabling the Buyer to prepare the Operational Period Financial Determination or any other determinations contemplated by clause (ii) above, the Seller Parties will, and the Seller Parties will cause the Company to, (a) afford to the Representatives of the Buyer, at reasonable times, reasonable access to the key employees, sites, properties, books and records of each of the Sellers and the Company, (b) provide the Buyer with such additional financial and operating data and other information relating to the business and properties of each of the Sellers and the Company as the Buyer may from time to time reasonably request and (c) cooperate with the Buyer and its Representatives in the preparation of the Operational Period Financial Determination or any other determinations contemplated by clause (ii) above.

        12. CURRENT BALANCE SHEET. Notwithstanding anything to the contrary set forth in the Asset Purchase Agreement and except as otherwise provided below, (i) all references in the Asset Purchase Agreement to the "Current Balance Sheet" shall mean the balance sheet of each of the Operational Sellers and the Company dated as of April 30, 2001 and attached as Exhibit 11 to this Amendment and (ii) all references in the Asset Purchase Agreement to the "Current Balance Sheet Date" shall mean April 30, 2001; provided, however, that with respect to the penultimate sentence of Section 4.18 and Sections 4.26(a) and 4.28 of the Asset Purchase Agreement, the definition of "Current Balance Sheet" and "Current Balance Sheet Date" shall mean (i) the balance sheet of each of the Operational Sellers and the Company dated as of March 31, 2001 and included in the Financial Statements attached as Schedule 4.33 to the Asset Purchase Agreement and (ii) March 31, 2001, respectively.



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        13. DEVELOPMENT PROJECTS. Section 15.12 of the Asset Purchase Agreement
and Schedule 15.12 attached thereto shall be amended, to the extent necessary, to provide that, upon the written approval of Buyer, the amounts set forth on
Schedule 15.12 will be increased during the Operational Period so as to continue the build-out of the Newtown, Pennsylvania and Birmingham, Alabama spas in accordance with Section 15.12 of the Asset Purchase Agreement.






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        IN WITNESS WHEREOF, the Parties have duly executed and delivered this
Amendment as of the date first above written.

                                   GREENHOUSE DAY SPA GROUP, INC.,
                                   a Florida corporation

                                   By: /s/ Leonard I. Fluxman
                                       -----------------------------------------
                                   Name:   Leonard I. Fluxman
                                   Title:  President and Chief Executive Officer


                                    BIRMINGHAM DAY SPA, LLC,
                                    a Pennsylvania limited liability company


                                    By: /s/ Gerald Katzoff
                                        ----------------------------------------
                                    Name:   Gerald Katzoff
                                    Title:  Manager


                                    57TH STREET DAY SPA, LLC,
                                    a New York limited liability company


                                    By:/s/ Gerald Katzoff
                                       -----------------------------------------
                                    Name:   Gerald Katzoff
                                    Title:  Manager


                                    GH DAY SPAS, INC.,
                                    a Pennsylvania corporation

                                    By: /s/ Gerald Katzoff
                                        ----------------------------------------
                                    Name:   Gerald Katzoff
                                    Title:  President




                    [SIGNATURES CONTINUED ON FOLLOWING PAGE.]




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                                   GH DAY SPA SECOND STREET, LLC,
                                   a Pennsylvania limited liability company


                                   By: /s/ Gerald Katzoff
                                       -----------------------------------------
                                   Name:   Gerald Katzoff
                                   Title:  Manager

                                   THE GREENHOUSE SPA, INC.,
                                   a Pennsylvania corporation


                                   By: /s/ Gerald Katzoff
                                       -----------------------------------------
                                   Name:   Gerald Katzoff
                                   Title:  President

                                   THE STUART KATZOFF TRUST
                                   u/d/t dated October 9, 1990


                                   By: /s/ Gerald Katzoff
                                       -----------------------------------------
                                   Name:   Gerald Katzoff
                                   Title:  Trustee


                                   /s/ Gerald Katzoff
                                   ---------------------------------------------
                                   GERALD KATZOFF, individually


                                   /s/ Lydia Katzoff
                                   ---------------------------------------------
                                   LYDIA KATZOFF, individually


                                   /s/ Stuart Katzoff
                                   ---------------------------------------------
                                   STUART KATZOFF, individually




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